Exhibit 23.1

Deloitte & Touche LLP Suite 3900 111 SW Fifth Avenue Portland, OR 97204-3642 USA

Tel: +1 503 222 1341 Fax: + 503 224 2172 www.deloitte.com
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 33-52032, 333-116102, and 333-127922 on Form S-8 and Registration Statement No. 333-136014 on Form S-3 of The Greenbrier Companies, Inc. of our report dated June 12, 2008 related to the consolidated financial statements of American Allied Railway Equipment Company, Inc. as of and for the year ended December 31, 2007, appearing in this Form 8-K/A of The Greenbrier Companies, Inc.
/s/ Deloitte & Touche LLP
Portland, OR
June 12, 2008